April 20, 2005

The Union Central Life Insurance Company
P.O. Box 40888
Cincinnati, Ohio  45240

Ladies and Gentlemen:

With reference to the amendment to the Registration Statement on Form N-4 filed by The Union Central Life Insurance Company and Carillon Account with the Securities and Exchange Commission covering individual flexible premium deferred variable annuity contracts with a four-year surrender charge period (marketed as Advantage VA III), I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. The Union Central Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2. Carillon Account is a duly authorized and existing separate account established pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

3. The VA III individual flexible premium deferred variable annuity contracts, when issued constitute legal, validly issued and binding obligations of The Union Central Life
   Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said amendment to Registration Statement.


Sincerely yours,

/s/ Rhonda S. Malone

Rhonda S. Malone
Corporate Counsel










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